Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kaixin Holdings on Form F-3 (File No. 333-272954, File No. 333-258450) and Form S-8 (File No.333-233442, File No. 333-256490, File No. 259239, File No.333-265295, File No.333-270487, File No.333-276443, and File No. 333-282625) of our report dated March 31, 2025, with respect to our audits of the consolidated financial statements of Kaixin Holdings as of December 31, 2024 and for the year ended December 31, 2024, which report is included in this Annual Report on Form 20-F of Kaixin Holdings for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Singapore
March 31, 2025